Exhibit 99.3

ClearPoint Business Resources, Inc. Announces 2006 Fourth Quarter and Fiscal Year End Financial Results

CHALFONT, PA – April 5, 2007 – ClearPoint Business Resources, Inc. (“ClearPoint” or the “Company”) (Nasdaq: CPBR), a workforce management solutions provider, announced financial results for the year ended December 31, 2006. The financial results for ClearPoint Resources are not pro forma for the merger with Terra Nova, which was consummated on February 12, 2007. On February 9, 2007 Terra Nova filed its Form 10-KSB for the year ended December 31, 2006.

2006 Fiscal Year Highlights:

•	Revenues for 2006 were $113.9 million, an increase of 35% from $84.2 million in 2005

•	Income from Operations increased 92% to $4.6 million in 2006 from $2.4 million in 2005

•	ClearPoint recorded $7.1 million of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for 2006, an increase of 31% from $5.4 million in 2005 (as adjusted).

•

ClearPoint successfully completed the integration of its acquisition of Quantum, a distressed technical staffing firm that it acquired July 29, 2005 and consolidated operations in 2006. The successful integration, enabled Quantum to be an integral part of the Company’s margin contribution

•	In August 2006, the Company completed the acquisition of the proprietary software product, StaffPillar, that was under exclusive license by Quantum to provide vendor management services to clients

•	ClearPoint rolled out beta tests of its StaffPillar product to existing customers

2006 Fourth Quarter Highlights:

•	Income from Operations was $1.86 million in 2006 compared to $0.96 million in 2005, an increase of 94%

•	ClearPoint opened six new branch locations in the fourth quarter, including three offices in Illinois, one in Massachusetts, one in Connecticut, and one in Arizona

•	Significant new customer wins

•	New national account for transportation services with the nation’s largest distributor of plumbing supplies with over 1,400 service locations

Revenues for the fourth quarters ended December 31, 2006 and 2005 were $29.1 million and $30.3 million, respectively, a decrease of $1.2 million. Two events that caused approximately $8.9 million of decreased revenue were: the closing or downsizing of 8 of the 9 Quantum branches and the resulting loss of related revenue (Quantum revenue decreased by $3.7 million over the periods); and the decision on December 31, 2005 to not renew a low-margin relationship with a major outsourcing customer ($5.2 million in revenue for fourth quarter 2005).

The organic growth for the quarter represented 26.4 % of revenue.

Gross profit for the quarter was $5.8 million, a slight decrease compared to $5.9 million in the year ago quarter. The Company reported a slight increase in gross margins, as margins for the fourth quarter 2006 were 19.9% compared to 19.4% in the fourth quarter of 2005. Selling, general and administrative expenses decreased by $1.0 million, from $4.5 million in 2005 to $3.5 million in 2006. Depreciation and amortization for the quarter was $0.48 million compared to $0.38 million in the year ago quarter. The acquisition of StaffPillar contributed to the slight increase in depreciation and amortization.

ClearPoint recorded $1.86 million of income from operations for the quarter versus $0.96 million in the year ago quarter, an increase of 94%. The interest expense for the fourth quarter 2006 was $0.80 million as compared to year ago $0.95 million.

The Company reported a net loss for the quarter of $1.0 million versus a net loss of $0.16 million in the year ago quarter. Interest expense on warrant liability in fourth quarter 2006 was $1.7 million; there was no such charge in the fourth quarter for 2005.

“As a private company in 2006, ClearPoint was primarily focused on growth of EBITDA, and we are proud to have exceeded our EBITDA targets that we had internally set for the Company at the start of 2006. Due to the high interest and warrant liability expenses of more than $5 million, the Company produced a net loss for the year. Our merger with Terra Nova has allowed us to pay off our high interest debt and retire the warrants held by our former lender,” commented Mike Traina, ClearPoint’s CEO.”

ClearPoint’s revenues for the years ended December 31, 2006 and 2005 were $113.9 million and $84.2 million, respectively, an increase of $29.7 million or 35%. “The organic growth achieved by ClearPoint in 2006 was above our expectations. We were able to grow organically, despite downsizing the Quantum operation and deciding not to renew a low-margin relationship with a major outsourcing customer, that generated more than $16.1 million of revenue in 2005,” stated Chris Ferguson, President of ClearPoint.

Gross profit for 2006 was $20.6 million, an increase of 34% compared to $15.4 million in 2005, while gross margins remained stable at 18%. Selling, general and administrative expense increased 23% in 2006 to $13.6 million from $11.0 million in 2005. Depreciation and amortization for 2006 was $2.5 million, an increase of 24% compared to $2.0 million in 2005.

The Company recorded $4.6 million of income from operations, an increase of 92% compared to $2.4 million for the full year 2005. Interest expense increased 35% to $3.3 million in 2006, compared to $2.5 million in 2005. Interest expense on warrant liability for 2006 was $1.7 million compared to $1.2 million in 2005.

The Company reported a net loss in 2006 of $1.4 million versus a net loss of $1.2 million in 2005. EBITDA for the year ended December 31, 2006 was $7.1 million, an increase of 31% from $5.4 million for 2005 (as adjusted).

ClearPoint ended 2006 with $0.50 million in cash and cash equivalents compared to $0.06 million at the end of 2005.

“Now that we have completed our merger with Terra Nova and our acquisition of ASG, ClearPoint continues to increase its strong position in the workforce management sector and further enhance its competitive positioning. We have been successful in growing our revenues by expanding our customer base, further penetrating existing customers and consummating strategic acquisitions,” explained Mr. Traina. “We believe EBITDA to be the most appropriate measure of our success based on industry standards, and our growth in this area proves the success of our model.” Further, management believes that the opportunities for expansion and cross-selling, combined with the recurring revenue in both ASG and ClearPoint, provide us with a clear outlook for the next twelve months and confidence in the continued growth of the business.

Investor Conference Call

As previously announced, ClearPoint will hold a conference call to discuss the year end 2006 results at 4:30 p.m. ET on Thursday, April 5, 2007. Interested parties may access the call toll free by calling (800) 632-2975 from within the United States, or (973) 935-8755 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through April 12, 2007, and can be accessed by dialing (877) 519-4471 (U.S.) or (973) 341-3080 (International), PIN: 8595127. This call is being web cast by ViaVid Broadcasting and can be accessed at ClearPoint’s website at www.clear-point.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed for 30 days after the call on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About ClearPoint

ClearPoint is a workforce management solutions provider based in Chalfont, Pennsylvania, near Philadelphia. ClearPoint’s business was founded in 2001 and currently operates through 45 branches across the United States with over 230 corporate employees and over 5,000 field associates. ClearPoint focuses on human resource/staff outsourcing, vendor management services, customized managed service programs, and workforce optimization. ClearPoint is also known for its project-based staff augmentation service which includes full service project solutions, executive search and permanent placement services, contract recruiting services and short- and long-term hourly-based assignments.

ClearPoint Resources has experienced a compounded annual growth rate (“CAGR”) of 206% in revenues from its founding in fiscal 2001 to fiscal 2006 and has grown EBITDA from break even to $7.1 million over that same period of time. ClearPoint was recently recognized in an elite group of 100 companies in its industry with at least $100 million of revenue in the May 2006 issue of Staffing Industry Report, which published its annual list of top staffing and human resource outsourcing companies. ClearPoint (referred to as Mercer Staffing, its prior name, in the article) was also recently recognized as the 17th fastest growing private company in the United States in the “Inc. 500” in the September 2006 issue of Inc. Magazine.

On February 23, 2007, ClearPoint acquired substantially all of the assets of ALS, LLC and its subsidiaries, doing business as Advantage Services Group (“ASG”). ASG is a Florida-based provider of customized consultative labor solutions throughout the United States. This acquisition helped to expand ClearPoint’s existing workforce management solutions operations.

For more information about ClearPoint, visit www.clear-point.com. For more information about ASG, visit ASG’s website at www.callasg.com.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: business conditions; weather and natural disasters; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries, investigations and related litigation; continued compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the businesses in which ClearPoint is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other service providers; general economic conditions; geopolitical events; disruption of our ongoing businesses, diversion of management attention, difficulties in integration and other unanticipated costs resulting from our acquisitions of other businesses and assets; and regulatory changes; as well as other relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. ClearPoint does not assume any obligation to update the information contained in this press release.

Further Information / Investor Relations

Bryan Kobel, Investor Relations

Hayden Communications

(646) 383-7621

Chris Ferguson, President

ClearPoint Business Resources, Inc.

(215) 997-7710

ClearPoint Resources, Inc.

Consolidated Statements of Operations

(in thousands of US dollars)

	3 Months Ended December 31,		Fiscal Year Ended December 31,
	2006	2005	2006	2005 (1)	2004
Revenue	29,142	30,329	113,942	84,200	28,670
Cost of sales	23,344	24,453	93,337	68,789	22,596

Gross profit	5,798	5,876	20,605	15,411	6,074
Selling, general and administration expense	3,461	4,540	13,550	11,025	5,344
Depreciation and amortization	479	378	2,489	2,013	743

Income (loss) from operations	1,858	958	4,566	2,373	(13)
Interest expense and factoring fees (2)	(802)	(954)	(3,349)	(2,475)	(429)
Interest expense on warrant liability	(1,672)	—	(1,723)	(1,173)	—
Other income (expense)	23	(40)	26	(1)	77

Net income (loss) before taxes	(593)	(36)	(480)	(1,276)	(365)
Income tax expense (benefit)	420	128	945	(77)	21

Net income (loss)	(1,013)	(164)	(1,425)	(1,199)	(386)

EBITDA (3)	2,337	1,336	7,055	4,386	730
Non-recurring items (4)	—	1,000	—	1,000	—

Adjusted EBITDA(3)	2,337	2,336	7,055	5,386	730

(1)	Fiscal 2005 includes the acquisition of Quantum Resources, Corporation effective August 1, 2005.
(2)	The Company has not incurred any factoring fees since February 28, 2005.
(3)	EBITDA is equal to Income (loss) from operations plus Depreciation and amortization. Adjusted EBITDA is equal to Income (loss) from operations plus Depreciation and amortization plus Non-recurring items. ClearPoint believes that the presentation of EBITDA and Adjusted EBITDA included in this release provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA and Adjusted EBITDA as a financial measure to assess the performance of our business, their use is limited because they do not contain material costs, such as interest and taxes, necessary to operate our business. EBITDA and Adjusted EBITDA should be considered in addition to and not a substitute for Income (loss) from operations and Net income (loss) in accordance with GAAP as a measure of performance.
(4)	Non-recurring items reflect one-time, non-recurring bonus payments made at the end of fiscal 2005.

CLEARPOINT BUSINESS RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED):

ClearPoint Resources, Inc.

Consolidated Balance Sheets

(in thousands of US dollars)

	As of December 31,
	2006	2005
Cash and cash equivalents	500	59
Accounts receivable	11,198	11,712
Unbilled revenue	2,055	1,628
Prepaid expenses and other current assets	1,585	2,197
Deferred income taxes	158	163
Total current assets	15,496	15,759

Fixed assets, net	651	474
Intangible assets, net	2,455	4,139
Goodwill	256	—
Deferred income taxes, net of current	571	237
Deferred financing costs, net	399	656
Other assets	2,425	1,123

Total assets	22,253	22,388

Notes payable	450	—
Accounts payable	1,720	1,996
Accrued expenses and other liabilities	2,064	2,822
Accrued payroll and related taxes	2,124	2,267
Retirement benefit payable	68	74

Total current liabilities	6,426	7,159
Long-term debt	13,755	13,927
Liability for warrants issued	3,292	1,569
Notes payable - stockholders	1,210	1,260
Accrued compensation-officer	—	75
Retirement benefit payable, net of current	284	281
Total liabilities	24,967	24,271

Common stock	6	6
Paid in capital	594	—
Retained deficit	(3,314)	(1,889)

Total stockholders’ deficit	(2,714)	(1,883)

Total liabilities & stockholders’ deficit	22,253	22,388